                                                            EXHIBIT 10

           JEFFERSON-PILOT LIFE INSURANCE COMPANY

                  SUPPLEMENTAL BENEFIT PLAN

     WHEREAS, Jefferson-Pilot Life Insurance Company (the "Employer") has previously adopted retirement plans for the benefit of its eligible employees and agents, and
     WHEREAS, the previously adopted retirement plans are required to impose limitations on compensation recognized for plan benefit purposes, on contributions and on benefits in order to maintain qualification under the Internal Revenue Code, and
     WHEREAS, the Employer desires to exercise greater flexibility in providing retirement benefits to eligible employees and agents than is permitted by the qualified retirement plans,
     NOW, THEREFORE, the Employer adopts this Supplemental Benefit Plan to provide additional retirement benefits, as set forth below:

1. Interpretation and Intent. This Supplemental Benefit Plan is established and intended to provide benefits to eligible employees and agents as an unfunded excess benefit plan, as defined in 29 U.S.C. Section 1002 (36), and as an unfunded employee benefit plan maintained by the Employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees or agents.

2. Definitions. For purposes of this Supplemental Benefit Plan, the following definitions shall apply:
     (a) "Basic Plan" means the Employer's qualified retirement plan, or plans, in which an eligible employee or agent is participating.
     (b) "Participant" means any employee or full-time agent of the Employer who is entitled to a Supplemental Benefit by virtue of the application of the formula set forth in section 3 of this Plan, or who is granted a Special Supplement Benefit under section 4 of this Plan. "Participant" will, when necessary, also include a spouse or designated beneficiary.
     (c) The term "Code" means the Internal Revenue Code of 1986, as amended.
     (d) All other terms used in this Plan shall, unless the context indicates otherwise, have the same meaning as used in the applicable Basic Plan.

3. Supplemental Benefit. The term "Supplemental Benefit" shall mean, with respect to any Participant, the excess, if any, of the amount determined in subparagraph (a) over the amount determined in subparagraph (b).
     (a) The amount of retirement benefits or other benefits which would have been payable to such person under the Basic Plan at the time such benefits commence without regard to the limitations imposed on such amount as a result of the limitations on retirement benefits under Section 415 of the Code, the limitation on compensation that may be taken into consideration under Section 404(1) of the Code, or any subsequent statute or regulation of similar import. Provided, however, that the amount determined under this subparagraph (a) shall be reduced to the extent, if any, that the limitations under Section 415 of the Code apply because of voluntary contributions made by the Participant under the Basic Plan.
     (b) The amount of retirement benefits or other benefits actually payable to such person at the time such benefits commence under the Basic Plan.

4. Special Supplemental Benefit. The Salary Committee of the Board of Directors of Jefferson-Pilot Life Insurance Company may, in its sole discretion, identify eligible employees or agents for a Special Supplemental Benefit. Without limiting the discretion of the Committee, such special benefits may include deferred bonuses or compensation, early retirement incentives, or benefits based on vesting or participation standards different from the identified employee's or agent's Basic Plan. The award of a Special Supplemental Benefit to a Participant with regard to any time period shall not vest in such employee or agent any right to entitlement to participation during any subsequent time period, except as specifically authorized by the Salary Committee.

5. Time and Form of Payment of Plan Benefits. Any benefit payable to a Participant, Spouse or Beneficiary under this Plan shall be paid to such person beginning on his/her benefit commencement date in the same form as the benefit payable to such person under the Basic Plan. Provided, however, that the Salary Committee of the Board of Directors of the Company may, in its sole discretion, require or permit an eligible employee or agent to take a lump sum distribution of the benefits provided by this Plan.

6. Employer's Determination. The Employer's determination in good faith of the amount of any benefit credited or payable to any Participant, to the Spouse or any Participant or to any Beneficiary hereunder shall be final and binding for all purposes with respect to the benefits payable to such Participant, Spouse or Beneficiary.

7.   Termination.

     (a) The Employer reserves the right to terminate this Supplemental Benefit Plan, provided, however, that the portion of any benefit accrued for any Participant to the time of such termination which would have constituted a supplemental benefit as defined herein at the time payments would have commenced hereunder had this Plan not been terminated shall nonetheless be paid as if this Plan were still in existence.

     (b) Termination of a Participant's Basic Plan shall automatically terminate this Supplemental Benefit Plan as to that Participant but upon such termination the portion of any supplemental benefit otherwise payable in accordance with subparagraph (a) shall be paid.

     (c) Any benefits under this Paragraph 7 shall be payable at the same time and in the same manner as benefits under the Basic Plan.

8. Funding of Plan. This Supplemental Benefit Plan shall be unfunded and all benefits payable hereunder shall be paid by the Employer.
     The Employer shall have no obligation to establish any fund or purchase any annuity or other contract to provide the monies required by the Employer to pay benefits hereunder. If any such fund is established or any such contract is purchased, such fund or contract shall be the sole property of the Employer, and no Participant shall receive or be entitled to any rights with respect to such fund or contract but shall rely solely on the general obligations and credit of the Employer to carry out the terms of this Supplemental Benefit Plan.

9. No Assignment. A Participant's rights and interests under this Plan may not be assigned or transferred.

10. No Employment Rights. No employee, agent or other person shall have any claim or right to be granted participation or benefits in this Plan. Nor shall this Plan be construed as giving any employee or agent any right to retain employment, or to remain under contract, with the Company.

11. Future Services. Subject only to the rights reserved to the Employer in this Plan, this Supplemental Benefit Plan shall constitute a binding obligation of the Employer to each person entitled to benefits hereunder and is entered into by the Employer in consideration of the anticipated future services of its employees and agents.

           EXECUTIVE SPECIAL SUPPLEMENTAL BENEFIT

Pursuant to authority granted the Compensation Committee under the terms of the Jefferson-Pilot Life Insurance Company Supplemental Benefit Plan, the Committee believes it is in the best interest of the Company from time to time to identify key members of management who have materially contributed, or who are expected to materially contribute, to the success and profitability of the Company, and to provide these selected individuals (hereinafter called "Participants") with enhanced retirement benefits under the terms and conditions set forth herein. This benefit shall be designated the Executive Special Supplemental Benefit under the terms of the Company's Supplemental Benefit Plan, which Executive Special Supplemental Benefit will be effective December 1, 1993 and shall thereafter continue in force unless and until terminated by the Company.

Eligibility:

The Committee intends to consider as eligible candidates for an Executive Special Supplemental Benefit those individual officers holding the position of Senior Vice President and above in the hierarchy of the Company. Officer candidates chosen to receive this benefit will be approved by a majority of the members of the Compensation Committee at a regularly scheduled meeting or at a special or consent meeting called for that purpose. Executive officers selected as Participants shall be so informed and provided a copy of the terms of this Executive Special Supplemental Benefit.

Amount:

The amount of the Executive Special Supplemental Benefit payable to a Participant will be the monthly retirement benefit as computed under (1) below reduced by the monthly retirement benefit as computed under (2) below. If the benefit provided by (2) is larger than (1), then no Executive Special Supplemental Benefit is payable.

(1) The monthly retirement benefit provided by multiplying (a) 2.5% for each year of service, with years of service limited to twenty (and thus the percentage derived therefrom limited to 50%) by (b) the Participant's final average monthly earnings for the five-year period ending with the Participant's retirement date. For this purpose, final average monthly earnings means salary and incentive compensation paid under the terms of the Company's Annual Incentive Bonus Plan (but the latter shall be limited to incentive compensation attributable to fiscal year 1993 and thereafter). Earnings shall not include long-term incentive compensation or the value of any stock grants, stock options or other extraordinary forms of compensation. Years of services shall be computed from date of employment; partial years shall be recognized proportionately based on a 365-day year.

     Example: The Participant retires on his/her 65th birthday with 13.4 years of service. The monthly benefit computed under this paragraph would be 13.4 x 2.5%, or a monthly benefit of 33.5% of final average monthly compensation.

(2) The sum of the monthly retirement benefits provided the Participant by the Company's Basic Plan and the monthly retirement benefits provided the Participant as a Supplemental Benefit (as the same are defined in the Company's Supplemental Benefit Plan).

All benefits described in (1) and (2) above are expressed in terms of a monthly life only annuity benefit beginning on the Participant's normal benefit commencement date, which is the first of the month following the Participant's 65th birthday.

Minimum Service Conditions:

1. If the Participant's service is terminated, voluntarily or involuntarily, prior to the Participant's 60th birthday, no benefits are payable as an Executive Special Supplemental Benefit.

2. If the Participant's service is terminated, voluntarily or involuntarily, on or after the Participant's 60th birthday, but before being credited with five years of service, no benefit shall be payable to the Participant as an Executive Special Supplemental Benefit.

3. If the Participant's service is terminated, voluntarily or involuntarily, on or after his or her 60th birthday and before his or her 65th birthday, and after completion of at least five years of service, the Executive Special Supplemental Benefit payable to the Participant shall be reduced by 3% for each year (and by a proportionate amount for any partial year based on a 365-day year) by which the benefit commencement date precedes the Participant's normal benefit commencement date (the first of the month following his or her 65th birthday).

     Example: The Participant retires on his/her 62nd birthday with 8.0 years of service. The monthly benefit is computed by multiplying 8.0 x 2.5% with a result of 20%, and further reducing this by 3% per year (or partial year) for early benefit commencement. Thus, the benefit is 91% of 20%, or 18.2% of final average monthly earnings (with this benefit further reduced by any benefits payable under the Company's Basic Plan and as a Supplemental Benefit).

Death:

1. Should the Participant die prior to his or her 60th birthday, no benefits are payable as an Executive Special Supplemental Benefit.

2. Should the Participant die on or after his or her 60th birthday and before his or her 65th birthday while actively employed by the Company, the Participant's surviving spouse shall be entitled to receive a survivor annuity equal to the amount which would have been payable had the Participant terminated service on the day prior to death and elected payment of the Executive Special Supplemental Benefit in the form of a joint and 50% survivor annuity commencing on the first of the month following the date of death. Entitlement to benefits under this Subparagraph 2 shall be computed without regard to the five years of service requirement. Should a Participant die without a surviving spouse, no Executive Special Supplemental Benefit will be payable.

3. Should the Participant die after commencement of payment of any Executive Special Supplemental Benefit, the form of payment elected will determine whether there are any survivor benefits payable and, if there are, the amount and extent thereof.

Forfeiture:

Benefits which would otherwise be payable as an Executive Special
Supplemental Benefit will be forfeited if:

1.   The Participant elects to work past his or her 65th birthday.

2. The Participant, while employed with the Company or after his or her termination or retirement:

     a. Is convicted of or pleads guilty to any act of fraud or embezzlement,

     b. Engages in any conduct or activity involving moral turpitude which is materially damaging to the property, business or reputation of the Company,

     c. Misappropriates any property of the Company or appropriates for his or her personal gain any corporate opportunity of the Company,

     d.   Divulges Company proprietary information to competitors, or

     e. Assumes a position with a competitor of the Company as an employee or consultant which, in the opinion of the Committee, would be detrimental to the interest of the Company or would place the Participant in a likely conflict of interest.

Time and Form of Payment:

Any benefit payable to a Participant, spouse or beneficiary under this Executive Special Supplemental Benefit shall be paid to such person beginning on his/her benefit commencement date in the same form as the benefit payable to such person under the Basic Plan. Provided, however, that the Compensation Committee may, in its sole discretion, require or permit a Participant to take a lump sum distribution.

Intent and Purpose:

The Committee intends that this Executive Special Supplemental Benefit constitute a Special Supplemental Benefit as defined in the Jefferson-Pilot Life Insurance Company Supplemental Benefit Plan and the same shall be subject to the additional terms and conditions of that Plan which are applicable to a Special Supplemental Benefit.

                   JEFFERSON-PILOT CORPORATION

              MANAGEMENT INCENTIVE COMPENSATION PLAN

PURPOSE

The purpose of the annual Management Incentive Compensation Plan is to improve shareholder value by relating a portion of executive compensation to the attainment of predefined performance goals. The Plan serves to focus executive attention on specific business unit and individual objectives which, when attained, will meet or exceed shareholder expectations. The Plan is intended also to assist in securing and retaining highly qualified individuals.

The Plan applies for Jefferson-Pilot Corporation and all of its insurance subsidiaries.

ELIGIBILITY/BONUS POTENTIAL LEVEL

Individuals in the following classifications will be eligible to participate in the Plan:

     Chief Executive Officer
     Executive Vice Presidents
     Senior Vice Presidents
     Vice Presidents
     Second Vice Presidents

Participation by individuals not in the above classifications requires the approval of the Chief Executive Officer of the Corporation, and of the Compensation Committee for individuals whose salaries require approval of that Committee.

Bonus potential levels are as follows, expressed as fractions of annualized salary at the beginning of the bonus year:

                                               Bonus Range
     Classification                Level    Minimum   Target   Superior

     Chief Executive Officer       Group 1    .20      .35       .50
     Executive Vice Presidents     Group 2    .16      .32       .48
     Senior Vice Presidents        Group 3    .12      .24       .36
     Vice Presidents               Group 4    .08      .16       .24
     Second Vice Presidents        Group 5    .05      .10       .15

Participation at levels other than those defined above requires the approval of the Chief Executive Officer, and of the Compensation Committee for individuals whose salaries require approval of that Committee.

Participation by individuals hired or promoted after the February
Compensation Committee meeting in the bonus year requires the approval of the Chief Executive Officer.

                        PERFORMANCE CRITERIA

The Chief Executive Officer shall recommend to the Compensation Committee for approval annually, performance criteria which support the Corporation's strategic goals and annual operating plans and which will be used in determining individual incentive compensation payments.

Actual performance against such criteria shall be determined as soon as practicable after year end and verified by the Internal Auditing Department. Any adjustments to exclude extraordinary, unusual or non-recurring items shall be called to the attention of the Compensation Committee prior to its approval of awards for the year.

INDIVIDUAL PERFORMANCE ADJUSTMENT

The basic bonus calculated above is then adjusted for each individual by multiplying it by the individual's performance evaluation factor:

     Low Performance Rating       =   .5 factor
     Standard Performance Rating  =  1.0 factor
     High Performance Rating      =  1.5 factor

This evaluation is based on the unit head's review of performance during the year against a pre-selected group of 3 to 5 personal objectives. Once all bonuses have been factored in this fashion, the resulting distribution determines each participant's share of the total bonus dollars to be paid. In effect, this process is designed not to increase or decrease the total bonuses, but to redistribute some bonus dollars from those with lower ratings to those individuals with the highest performance rating. In no event will this adjustment process to allowed to lower or raise an individuals bonus by more than 25%.

VESTING

Incentive payments are not earned or vested until approved and paid, with the exception of death, disability, or retirement, in which case a prorata payment shall be earned. An eligible participant must be actively employed on the date of payment in order to receive an incentive payment, with the exceptions listed above or under special circumstances approved by the Chief Executive Officer, and by the Compensation Committee for individuals whose salaries require approval of that Committee.

PAYMENT

At the February Compensation Committee meeting, the Chief Executive Officer will present for review and approval a list of individual recommendations for incentive payment for those officers whose salaries require the approval of the Compensation Committee, together with an estimate of the aggregate payments to others under the Plan.

Payments will be disbursed as soon as practicable after that Committee meeting.

                   JEFFERSON-PILOT CORPORATION

          DEFERRED FEE PLAN FOR NON-EMPLOYEE DIRECTORS

                   (Revised February 13, 1995)

1.  Eligibility.

     Each member of the Board of Directors of Jefferson-Pilot Corporation (the "Corporation") who is not an employee of the Corporation or any of its subsidiaries ("Eligible Director") is eligible to participate in this Deferred Fee Plan for Non-Employee Directors (the "Plan").

2.  Participation.

     (a) An Eligible Director may elect, or modify a prior election, at a time specified in Section 2(b), to defer the receipt of all or part of the fees which would otherwise have been payable currently for services as a Director (including retainer and meeting fees for Board and committee service). Deferrals shall be credited to a deferred fee account (a bookkeeping account) subject to the terms of the Plan.

     (b)  An election to defer fees must be made as follows:

      i. Any person who is not a Director but who as a Director would be eligible may elect in advance to commence participation at the time he or she becomes a Director.

     ii. An Eligible Director may elect at any time to commence participation effective on the first day of any February, May, August or November after the election is received.

     (c) An election to defer fees must be made on a form provided by the Corporation and filed with the Secretary of the Corporation (the "Secretary"), and shall remain in effect until the Director ceases to be a Director, or until the election is modified or terminated by written notice received by the Secretary. Termination shall be effective only as to fees for periods or meetings after such receipt. In the event a Director terminates a deferral election, the amount already deferred cannot be paid until the Director ceases to be a Director.

     (d) A Director who has filed a revocation of an election to participate in the Plan may thereafter again file an election to participate, in accordance with Section (2)(b)(ii).

3.   Deferred Fee Accounts.

     (a) Deferred amounts shall be held in the general funds of the Corporation. The amounts thereof shall be credited to the Director's account as of the date such amounts otherwise would have been paid to the Director, except that fees for committee meetings not held on the date of a Board meeting shall be credited on the date of the next Board meeting.

     (b) The Director shall designate the portion of his or her deferrals to be "invested" in one or both investment options, an interest rate option and a phantom stock option.

     (c) Deferrals under the interest rate option shall be credited with interest for each year at a rate equal to the average of the rate of interest on seven year U.S. Treasury obligations as of the end of each of the twenty-four months prior to such year.

     (d) Deferrals under the phantom stock option shall be credited to the Director's account in full and fractional units based on the fair market value of the common stock of the Corporation on the crediting date. One phantom unit has the same value as one share of common stock on a given day. Additional phantom units shall be credited equivalent to dividends paid on the common stock, based on the fair market value on the dividend payment date. Equitable adjustments shall be made to reflect any stock split, stock dividend, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change affecting the common stock. For purposes of the Plan, fair market value means the closing price of the common stock based upon its consolidated trading as generally reported for a given date, or if there is no reported trading for that date, such closing price for the next preceding trading day.

4.   Payment.

     (a) All payments with respect to a Director's deferred account shall be made in cash, and no Director or beneficiary shall have the right to demand payment in shares of common stock or in any other medium. Phantom units shall be valued at fair market value on the payment date.

     (b) The value of a Director's deferred account shall be paid out in ten annual installments, unless otherwise elected. The amount of each installment shall be a fraction of the value of the account at the end of the preceding year, the numerator of which is one and the denominator of which is the total number of installments minus the number previously paid.

     (c) A Director may elect to receive payment in a lump sum or in some other number of equal annual installments not exceeding ten. Such election must be made at least one year prior to the date on which the Director ceases to be a Director.

     (d) The first installment or the lump sum payment shall be paid on the first business day of the calendar year following the year in which the Director ceases to be a Director, and any subsequent installments shall be paid on the first business day of each succeeding calendar year until the entire account value is paid.

     (e) If a Director dies before full payment of the account value, the balance shall be paid to the Director's estate or to a beneficiary or beneficiaries designated in writing by the Director, as the case may be, on the first business day of the calendar year following death.

     (f) Each participating Director may designate from time to time any person or persons, natural or otherwise, as his beneficiary or beneficiaries to whom the amounts credited to his or her deferred account are to be paid if he or she dies before all such amounts have been paid. Each beneficiary designation shall be made on a form prescribed by the Corporation and shall be effective only when received by the Secretary during the participant's lifetime. Each beneficiary designation received by the Secretary shall revoke all beneficiary designations previously made. The revocation of a designation shall not require the consent of any beneficiary. In the absence of an effective beneficiary designation or if payment can be made to no beneficiary, payment shall be made to the participant's estate.

5.   Administration.

     The Plan shall be administered by a Committee consisting of the Chief Executive Officer and the Secretary of the Corporation. The Committee shall have authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement its provisions. Decisions of the Committee shall be final and binding. Routine administration may be delegated by the Committee.

6.   Miscellaneous.

     (a) The right of a Director to his or her account under the Plan shall not be subject to assignment, alienation or pledge by the Director.

     (b) The Corporation shall not be required to reserve, or otherwise set aside, funds for the payment of its obligations under the Plan.

     (c) The Director and his or her designated beneficiary or beneficiaries shall not have any property interest whatsoever in a deferred account or in any specific assets of the Corporation. The right to receive payments from the account shall be a claim against the general assets of the Corporation as a general creditor.

     (d) All notices to the Corporation under the Plan shall be in writing and shall be given to the Secretary or to an agent or other person designated by the Secretary.

     (e) The Plan shall be construed in accordance with and governed by the laws of the State of North Carolina, excluding any choice of law provisions which may indicate the application of the laws of another jurisdiction.